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Exhibit 1

COMPANHIA ENERGÉTICA DE MINAS GERAIS—CEMIG

BY-LAWS

CHAPTER I

The Company's name, incorporation, object, head office and duration

        Art. 1—Companhia Energética de Minas Gerais—CEMIG, incorporated on May 22, 1952, as a corporation with public and private stockholders, shall be governed by these By-laws and by the applicable legislation; and its objective is to build, operate and exploit electric power generation, transmission, distribution and sales systems and related services; to develop business in the different fields of energy, from any of its sources, with a view to economic and commercial exploitation; to render advisory services within its operating area, to companies in Brazil and abroad; and to carry on business directly or indirectly related to its corporate objectives.

        Sole paragraph—The activities provided in this article may be carried out directly by CEMIG or through corporations set up by same, or in which it may come to participate as a majority or minority stockholder, by decision of the Board of Directors, as provided by State Laws no. 828, of December 14, 1951, no. 8.655, of September 18, 1984 and no. 12.653, of October 23, 1997, and by prior authorization of ANEEL (National Electric Power Agency).

        Art. 2—The Company shall have its head office and management in the city of Belo Horizonte, Capital of the State of Minas Gerais, Brazil, and may open offices, representations and any other establishments in Brazil and abroad, by authorization of the Executive Committee.

        Art. 3—The Company's duration is indeterminate.

CHAPTER II

Capital stock and shares

        Art. 4—The Company's capital stock amounts to R$1,621,538,190.25 (one billion, six hundred and twenty-one million, five hundred and thirty-eight thousand, one hundred and ninety reals and twenty-five centavos), represented by:

          a)    70,874,167,923 (seventy billion, eight hundred and seventy-four million, one hundred and sixty-seven thousand, nine hundred and twenty-three) nominative common shares, with a face value of R$ 0.01 each; and

          b)    91,279,651,102 (ninety-one billion, two hundred and seventy-nine million, six hundred and fifty-one thousand, one hundred and two) nominative preferred shares, with a face value of R$ 0.01 each.

        Sole paragraph—The right to vote shall be reserved exclusively to the common shares and each share shall bear the right to one vote in the decisions of Stockholders' Meetings.

        Art. 5—Preferred shares shall have preference in the event of a reimbursement of shares and shall have a minimum yearly dividend equal to the highest of the following values:

          a)    10% (ten percent) of the face value; or

          b)    3% (three percent) of the book value per share.

        Art. 6—The same conditions shall apply to common and preferred shares for the distribution of stock dividends.

        Sole paragraph—The capitalization of the monetary restatement of the capital stock shall depend on a decision of the General Stockholders' Meeting, but shall always be obligatory when the limit stipulated by article 297 of Law no. 6.404, dated December 15, 1976, is reached.

        Art. 7—In financial years in which the Company does not obtain sufficient profit to pay dividends to its stockholders, the State of Minas Gerais shall guarantee the payment to all private holders of the Company's capital stock of a minimum dividend of 6% (six percent) per annum, according to article 9 of State Law no. 828, dated December 14, 1951, and article 1 of State Law no. 8.796, dated April 29, 1985.

        Art. 8—The capital subscribed by the State of Minas Gerais, which shall always compulsorily constitute the majority of voting shares, shall be paid up in accordance with the provisions of current law. The capital subscribed by other stockholders, whether individuals or corporations, shall be paid up as stipulated by the General Stockholders' Meeting that deliberates on the matter.

        § 1—In order to carry out decisions taken by a General Stockholders' Meeting, the Executive Committee may suspend transfer and registration services, in accordance with the current legal rules.

        § 2—Stockholders shall have priority in the subscription of capital increases and in the issue of the Company's securities, in accordance with applicable law. However, priority shall not be granted when a capital increase is paid up with tax incentive resources, with observance of the provision of the sole paragraph of article 172 of Law no. 6.404, dated December 15, 1976.

CHAPTER III

The General Stockholders' Meeting

        Art. 9—The General Stockholders' Meeting shall be held, ordinarily, within the first 4 (four) months of the year, for the purposes stipulated by law, and extraordinarily whenever necessary, and shall be called with at least 15 (fifteen) days' prior notice, in each case according to applicable legal rules with respect to its calling, installation and deliberations.

        Sole paragraph—Stockholders may be represented at the General Stockholders' Meetings as provided in article 126 of Law no. 6.404, and later alterations, provided proof of ownership of the shares, issued by the depository financial institution, together with an identity document and a special power of attorney, are presented at the time or deposited previously at the Company's head office.

        Art. 10—The General Stockholders' Meeting, whether annual or extraordinary, shall be presided by a stockholder elected by the Meeting from among those present, and shall choose one or more secretaries.

CHAPTER IV

The Company's management

        Art. 11—The management of the Company shall be performed by a Board of Directors and by an Executive Committee.

Section I

The Board of Directors

        Art. 12—The Company's Board of Directors shall be comprised of 14 (fourteen) permanent members and the same number of substitute members, among whom one shall be its Chairman and another its Vice-Chairman; both shall be elected and may be removed from office at any time by the General Stockholders' Meeting; their mandate shall be for 3 (three) years and they may be re-elected.

        § 1—The substitute Members shall replace the respective permanent Members in the event of absence or impediment and, in case of vacancy, until a replacement is elected.

        § 2—The total or individual amount of remuneration of the Board of Directors shall be determined by the General Stockholders' Meeting which elected them, in accordance with current law.

        § 3—Minority common stockholders and preferred stockholders are assured the right to elect, by a separate vote, 1 (one) member of the Board of Directors, respectively, as provided by law.

        Art. 13—In the event of a vacancy in the Board of Directors, the next Extraordinary General Stockholders' Meeting shall proceed to elect a new Member for the remainder of the previous Member's term.

        Sole paragraph—In the case covered by this article, the minority stockholders shall elect the new Member of the Board of Directors if the previous Member had been elected by the minority.

        Art. 14—The Board of Directors shall meet ordinarily every 2 (two) months and, extraordinarily, when called by its Chairman, its Vice-Chairman, by one-third of its members or when requested by the Executive Committee, and shall deliberate, validly, with the presence of a majority of its members.

        § 1—The Board of Directors' meetings shall be called by its Chairman or its Vice-Chairman, by written notice sent 5 (five) days in advance, including the list of items to be deliberated upon. In case of urgent need, the Board of Directors' meetings may be called by its Chairman without observance of the above-mentioned period of notice, provided that all members of the Board are unequivocally notified.

        § 2—The Board of Directors' deliberations shall be decided by the majority of votes of the Members present; in the case of a tie, the Chairman shall have the casting vote.

        Art. 15—It is for the Chairman of the Board of Directors to grant leave to its Members, and its is for the other Members to grant leave to the Chairman.

        Art. 16—The Chairman and the Vice-Chairman of the Board of Directors shall be chosen by their colleagues, at the first meeting of the Board of Directors following the election of its Members, and the Vice-Chairman shall replace the Chairman in his absences or impediments.

        Art. 17—The duties of the Board of Directors shall be as follows:

          a)    to establish general orientation for the Company's business;

          b)    to elect and dismiss the Executive Directors of the Company, in accordance with these By-laws;

          c)     to deliberate, prior to signature, on contracts between the Company and any of its stockholders or companies that hold control of the latter, or are controlled by the latter, or are under their joint control;

          d)    to deliberate, by proposal of the Executive Committee, on the sale or mortgage of the Company's fixed assets, as well as on the Company's granting guarantees to third parties, with an individual value equal to or greater than R$5,000,000.00 (five million reals);

          e)    to deliberate, by proposal of the Executive Committee, on loans, financing, acts or other legal instruments to be signed by the Company, with a value equal to or greater than R$5,000,000.00 (five million reals), except for the provisions of sub-item "g" of § 4 of article 21, below;

          f)     to call a General Stockholders' Meeting;

          g)     to supervise the management of the Executive Committee, with powers to examine, at any time, the Company's books and papers, as well as to request information on contracts signed or about to be signed, and about any other facts or administrative acts that it deems to be of interest;

          h)    to give its prior opinion on the management report and the accounts of the Company's Executive Committee;

          i)     to appoint each year and dismiss the Company's independent auditors, among companies of international renown, authorized by the Comissão de Valores Mobiliários (the Brazilian Securities Commission) to audit listed companies;

          j)     to authorize, by proposal of the Executive Committee, the initiation of an administrative process for a public tender or the waiver or non-requirement of same, and the signing of the corresponding contracts, for an amount equal to or greater than R$5,000,000 (five million reals);

          k)    to authorize, by proposal of the Executive Committee, the bringing of lawsuits and the institution of administrative proceedings and the signing of agreements in court or out of court with respect to amounts equal to or greater than R$5,000,000.00 (five million reals); and

          l)     to authorize the issue of securities in the domestic and foreign markets, in order to raise funds, in the form of debentures, promissory notes, commercial paper, and others.

        Sole Paragraph—The Board of Directors, by means of specific resolutions, may delegate to the Executive Committee the powers to authorize the signing of contracts of electric energy sale or of provision of distribution and transmission services, in keeping with the law.

Section II

The Executive Committee

        Art. 18—The Executive Committee shall be comprised of 7 (seven) Executive Directors, stockholders or otherwise, elected by the Board of Directors, including: an Executive President; an Executive Vice-President, a Power Distribution and Sales Director; a Finance, Participations and Investor Relations Director; a Generation and Transmission Director; a Corporate Management Director; and a Planning, Projects and Construction Director.

        § 1—The Executive Directors' mandate shall be for 3 (three) years, and they may be re-elected. The Executive Directors shall remain in office until their duly elected successors take office.

        § 2—The total or individual amount of the remuneration of the Executive Directors shall be determined by the General Stockholders' Meeting, in accordance with current law.

        § 3—The Executive Directors shall perform their duties under a full-time working regime with exclusive dedication to the Company; however, they are permitted to take on simultaneous responsibilities, without remuneration, in management positions at wholly owned and other subsidiaries and affiliates of the Company, at the discretion of the Board of Directors.

        § 4—The Executive Directors who are not employees shall have the right to remunerated annual leave, for a non-cumulative period no longer than 30 (thirty) days, with the addition of one-third of the monthly remuneration in force, which shall be granted to them by the Board of Directors, the payment in money of leave not taken not being permitted..

        Art. 19—In the event of absence, leave, impediment, resignation or vacancy of the post of Executive President, the post shall be taken by the Executive Vice-President, for as long as the absence, leave or impediment lasts, and in the case of vacancy or resignation, until the post is filled by decision of the Board of Directors.

        § 1—In the case of vacancy, resignation, leave or temporary impediment of any of the other Executive Directors, the Executive Committee may, meeting as a body, by approval of the majority of its members, designate another Executive Director also to take on the respective duties, until that post is filled by decision of the Board of Directors, or as long as the leave or impediment lasts, as the case may be.

        § 2—The Executive President or member of the Executive Committee elected as provided in this article shall hold office for the remainder of the mandate of the Executive Director replaced.

        Art. 20—The Executive Committee shall meet, regularly, at least twice a month, and extraordinarily, whenever called by the Executive President or by 2 (two) Directors, with at least 2

(two) days advance notice, which, however, may be waived should all Directors be present. Except as otherwise provided in these By-Laws, the Executive Committee's decisions shall be adopted by a majority vote of its members, the Executive President having the casting vote in the event of a tie, in which case the Board of Directors shall be informed of its use.

        Art. 21—It is the responsibility of the Executive Committee to manage the Company's daily business, in accordance with the Company's Multi-year and Strategic Plan and Annual Budget, prepared and approved in accordance with these By-laws.

        § 1—The Company's Multi-year and Strategic Plan shall contain the plans and projections for the period of 5 (five) financial years, and shall be updated, at the most, every year, providing details, among other items, of:

          a)    the Company's activities and strategies, including any project for construction or expansion of power generation, transmission and distribution;

          b)    new investments and business opportunities, including those of the Company's subsidiaries and affiliates;

          c)     amounts to be invested or other capital contributions from the Company's own or third-party funds; and

          d)    the rates of return and profits to be obtained or generated by the Company.

        § 2—The Company's Annual Budget shall reflect the Company's Multi-year and Strategic Plan and shall detail operating revenues and expenses, costs and investments, cash flow, the amount to be allocated to the payment of dividends, investments from own or third-party funds and other data considered necessary by the Executive Committee.

        § 3—The Company's Multi-year and Strategic Plan and the Annual Budget shall be prepared and updated annually, by the end of each financial year, to be valid as of the following financial year. Both shall be prepared under the coordination of the Finance, Participations and Investor Relations Director and shall be submitted for analysis by the Board of Executive Committee.

        § 4—The following matters shall depend on a decision of the Executive Committee, meeting as a body:

          a)    approval of the Company's organizational plan and issue of the corresponding rules, as well as the respective amendments;

          b)    approval of the Company's Multiyear and Strategic Plan, as well as its updates and reviews, including time schedules and the amounts and allocation of investments set forth therein;

          c)     approval of the Company's Annual Budget, which shall reflect the Company's Multiyear and Strategic Plan currently in force, as well as any investment or expense not foreseen in the approved Annual Budget, for amounts not exceeding R$5,000,000.00 (five million reals);

          d)    approval of the sale or mortgage of the Company's fixed assets, as well as the Company's granting guarantees to third parties, in amounts not exceeding R$5,000,000.00 (five million reals);

          e)    approval of contracts, loans, financing, and other legal instruments to be signed by the Company, that, individually or as a group, present values below R$5,000,000.00 (five million reals);

          f)     the exercise of voting rights at general stockholders' meetings of the Company's affiliates and subsidiaries, when dealing with matters that are included in the Company's Multi-year and Strategic Plan;

          g)     approval of wholesale power purchase and sale contracts, the Board of Directors being informed of the respective instruments in the meeting following the approval;

          h)    to authorize the initiation of an administrative process for a public tender, or the waiver or non-requirement of same, and the signing of the corresponding contracts, for amounts equal to or greater than R$1,000,000 (one million reals) and less than R$5,000,000 (five million reals);

          i)     to authorize the bringing of lawsuits and institution of administrative proceedings and the signing of agreements in court or out of court, with respect to amounts lower than R$5,000,000.00 (five million reals); and

          j)     to authorize, by proposal of the Finance, Participations and Investor Relations Director, the booking of the Company's accounting provisions in any amount.

        § 5—The performance of acts necessary for the routine operations of the Company, the signing of contracts and other legal transactions shall be carried out by the Executive President, in conjunction with one Executive Director or by a duly empowered agent.

        § 6—Powers of attorney shall be granted by the Executive President in conjunction with one Executive Director, except that with respect to the powers granted pursuant to sub-item "c", item I of Article 22, only the authorization of the Executive President shall be required.

        § 7—The Executive Committee may delegate to one or more Directors, annually, the authority to perform the acts provided in paragraph 4 of this article, by means of a resolution approved unanimously by its members.

        Art. 22—With observance of the provisions of the preceding articles, the Executive Directors have the following duties:

  I—Of the Executive President:

          a)    to oversee and direct the Company's operations;

          b)    to develop the Company's strategic actions as determined in the Company's Multiyear and Strategic Plan;

          c)     to represent the Company in court, both as plaintiff and defendant;

          d)    to sign, jointly with one of the Executive Directors, documents for which the Company is responsible;

          e)    to present the annual report of the Company's business to the Board of Directors and to the Annual General Stockholders' Meeting;

          f)     to hire and dismiss employees of the Company; and

          g)     to carry out the activities of: Internal Audit, Institutional Relations, Legal Matters, Social Communications, Representation and Ombudsman.

  II—Of the Executive Vice-President:

          a)    to act as a substitute for the Executive President in the case of absence, leave, impediment, resignation or vacancy;

          b)    to establish policies and guidance relating to the environment, technological development, alternative energy sources, technical standardization and products and services quality improvement;

          c)     to coordinate the Company's action strategy regarding the environment, technological processes and technological strategy management;

          d)    to coordinate corporate programs for quality promotion and improvement;

          e)    to promote the implementation of the Company's technological development programs;

          f)     to monitor the execution of plans for the fulfillment of environmental, technological and quality improvement guidelines.

  III—Of the Distribution and Sales Director:

          a)    to ensure the quality of power supply to consumers directly connected to the Company's sub-transmission and distribution systems;

          b)    to elaborate the plans for the Company's distribution system (medium and low voltage);

          c)     to design and construct distribution lines and networks;

          d)    to operate and maintain the Company's power sub-transmission and distribution system and the associated supervisory and tele-control systems;

          e)    to formulate and to implement the marketing plan related to distribution and sales activities;

          f)     to develop programs and actions in relation to consumers regarding the most effective use of electric power;

          g)     to prepare market projections for this Department's operations;

          h)    to maintain commercial relations with the final consumer and effect the sale of electric power and services; and

          i)     to conduct environmental programs and actions within the scope of this Department.

  IV—Of the Finance, Participations and Investor Relations Director:

          a)    to provide the financial resources necessary for the operation and expansion of the Company, as per the Annual Budget, conducting the process of obtaining loans and financing, as well as related services;

          b)    to coordinate the preparation and consolidation of the Company's Multi-year and Strategic Plan and of the Annual Budget;

          c)     to book and to control the economic and financial transactions;

          d)    to determine the cost of service and to establish insurance policies, as detailed in the Company's Multi-year and Strategic Plan;

          e)    to detail the short, medium and long-term financial programs, as indicated in the Company's Multi-year and Strategic Plan and in the Annual Budget;

          f)     to control the Company's capital stock, to establish the stockholder policy and to suggest the dividend policy;

          g)     to prepare surveys, studies and analyses of the Brazilian power market with a view to operating in the Wholesale Power Market;

          h)    to plan and carry out wholesale power purchase and sale operations, as well as the risk management associated therewith;

          i)     to develop the activities related to the purchase and sale of power in the Wholesale Power Market and the booking thereof;

          j)     to represent the Company in the Wholesale Power Market;

          k)    to establish purchase and sale prices for electric power;

          l)     to coordinate the preparation and negotiation of the Company's electric power rates;

          m)   to analyze proposals for, and coordinate the development of, the Company's new businesses other than generation, transmission, distribution and sales, in conjunction with other areas involved;

          n)    to support the other Executive Directors in the development of new business relating to generation, transmission, sub-transmission and distribution for the Company;

          o)    to evaluate and to monitor the Company's participations in other corporations; and

          p)    to be responsible for supplying information to investors, to the Comissão de Valores Mobiliários—CVM (Brazilian Securities Commission), to the national and international stock exchanges and over-the-counter markets, as well as to the corresponding regulatory and supervisory entities, and to keep the Company's records with these entities updated.

  V—Of the Generation and Transmission Director:

          a)    to ensure the quality of power supply to consumers directly connected to the transmission system;

          b)    to draw up the operations and maintenance plans for generation and transmission;

          c)     to operate and to maintain the generation and transmission systems and the associated supervisory and tele-control systems;

          d)    to conduct environmental programs and actions within the scope of this Department;

          e)    to develop and conduct hydro-meteorological activities of interest to the Company;

          f)     to manage operations arising from the interlinking of the Company's electric system with those of other companies;

          g)     to represent the Company before the National Electric System Operator;

          h)    to manage the Company's central laboratories and workshops; and

          i)     to guarantee the availability of the generation and transmission facilities and equipment.

  VI—Of the Corporate Management Director:

          a)    to provide suitable personnel for the Company;

          b)    to define the Company's human resources policy, and to guide and promote its application;

          c)     to guide and conduct activities relating to organizational studies and documentation thereof;

          d)    to define, conduct and supervise the Company's telecommunications and data processing policy;

          e)    to design, implement and maintain the Company's telecommunications and data processing systems;

          f)     to define policies and norms for support services, such as transport, administrative communications, security services and those relating to the suitability of staff workplaces;

          g)     to provide the Company with infra-structure and administrative support services and resources;

          h)    to manage the process of contracting for works and services and of purchase and sale of materials and properties;

          i)     to carry out quality control of purchased materials and evaluation of service providers;

          j)     to administer and control materials inventories, to provide for the selection and recovery of used materials, and to promote the sale of excess, unusable and scrap materials;

          k)    to conduct environmental programs and actions within the scope of this Department; and

          l)     to authorize the initiation of administrative processes for a public tender or the waiver or non-requirement of same, and the signing of the corresponding contracts, for amounts below R$1,000,000 (one million reals).

  VII—Of the Planning, Projects and Construction Director:

          a)    to draw up plans for the expansion of the generation, transmission and sub-transmission systems;

          b)    to consolidate planning for the Company's electric power system;

          c)     to consolidate the Company's Capital Expenditure Program for generation, transmission, sub-transmission and distribution;

          d)    to represent the Company before the Coordinating Committee for Electric Power Systems Expansion Planning;

          e)    to conduct negotiations for the development of generation and transmission enterprises;

          f)     to promote the design, construction and assembly of generation, transmission, sub-transmission and co-generation facilities;

          g)     to promote the design and construction of buildings;

          h)    to conduct evaluation studies and take measures to obtain environmental licenses; and

          i)     to conduct environmental programs and actions within the scope of this Office.

CHAPTER V

Item 1. The Statutory Audit Committee

        Art. 23—The Company's Statutory Audit Committee shall work on a permanent basis and shall consist of 3 (three) to 5 (five) members and their respective substitutes, who shall be elected annually, on the occasion of the General Stockholders' Meeting, and may be re-elected.

        Sole Paragraph—The Statutory Audit Committee shall elect, among its members, its Chairman, who shall call and conduct the meetings.

        Art. 24—In the case of resignation, death or impediment, a Statutory Audit Committee member shall be replaced by his respective substitute, until a new member is elected, who shall be chosen by the same party that nominated the original member.

        Art. 25—The responsibilities of the Statutory Audit Committee are those set forth in the Corporations Law.

        Art. 26—The Statutory Audit Committee members' remuneration shall be determined by the General Stockholders' Meeting which elects them, in accordance with current law.

CHAPTER VI

The Financial Year

        Art. 27—The financial year shall coincide with the calendar year, ending on December 31st of each year, when the Financial Statements shall be prepared, in accordance with the pertinent legislation, it being permitted to draw up half-yearly or interim balance sheets.

        Art. 28—Retained losses and the income tax provision shall be deducted from the year's profit before any participation.

        Sole paragraph—The year's dividends shall be distributed only after the legal reserve has been deducted, the latter on the basis of 5% (five percent) of the net profit, up to the maximum allowed by law.

        Art. 29—The dividends shall be distributed in the following order:

          a)    the minimum annual dividend guaranteed to preferred shares; and

          b)    the dividend for common shares, up to a percentage equal to that guaranteed to preferred shares.

        Sole paragraph—The General Stockholders' Meeting may distribute to stockholders an additional dividend, beyond those provided under "a)" and "b)" above, in which case, the preferred shares shall receive the same as the common shares.

        Art. 30—The dividend distribution established by the preceding article shall not be less than 25% (twenty-five percent) of the net profit, in accordance with the Corporations Law.

        § 1—The Board of Directors may declare interim dividends, as interest on equity, against retained earnings, revenue reserves, or profit verified in the half-yearly or interim balance sheets.

        § 2—The interest paid or credited on equity, in accordance with the pertinent legislation, shall be applied to the amount of the obligatory or by-law dividend for preferred shares, comprising the amount of the dividends distributed by the Company, for all legal purposes.

        Art. 31—The dividends shall be paid within 60 (sixty) days from the date of the General Stockholders' Meeting which authorizes their distribution, or as determined by the same Meeting, it being for the Executive Committee, with observance of said period, to establish the time, place and methods of payment.

        Sole paragraph—Dividends not claimed within 3 (three) years from the date on which they were made available to the stockholder shall revert to the benefit of the Company.

CHAPTER VII

Management's Responsibility

        Art. 32—The Officers shall be responsible to the Company and to third parties with respect to actions taken in the performance of their functions, in accordance with the law and these By-laws.

        Art. 33—The Company shall assure to the members of the Board of Directors, the Statutory Audit Committee and the Executive Committee, when legally possible, defense in lawsuits and administrative proceedings initiated by third parties against these Officers as individuals, during or after their respective mandates, for acts relating to the performance of their specific functions and that are not against legal or By-law provisions.

        § 1—The assurance provided in the caption of this Article is also applicable to employees who act legally by delegation of the Officers of the Company.

        § 2—In the event that a final judgment in such a proceeding shall have been entered against the member of the Board of Directors or the Statutory Audit Committee, or the Executive Director or the employee, such person shall reimburse the Company for all costs, expenses and losses incurred by same.

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COMPANHIA ENERGÉTICA DE MINAS GERAIS—CEMIG BY-LAWS